Filed Pursuant to Rule 424(b)(2)
Registration No. 333-59145

PRICING SUPPLEMENT NO. 3 DATED MARCH 2, 2000
(To Prospectus dated July 21, 1998 and
U.S. Prospectus Supplement dated July 29, 1998)

U.S.$1,000,000,000

McDONALD'S CORPORATION

Medium-Term Notes, Series F
(Fixed Rate Notes)
Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	Yen 15,000,000,000

Issue Price:	99.859% of the principal amount of the Notes

Original Issue Date:	March 9, 2000

Stated Maturity:	March 9, 2005

Interest Rate:	1.250% per annum

Interest Payment Dates:	The Notes will bear interest from March 9, 2000 at
the rate shown above, payable in equal semiannual installments on September 9 and March 9 in each year beginning on September 9, 2000, to the holders of record as of the applicable Record Date set forth below. Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than one full year, other than with respect to regular semiannual interest payments, interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

	(Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:	The first Record Date will be August 25, 2000, and
thereafter Record Dates will be February 22 and August 25 of each year.
	(Applicable only if other than February 1 and August 1 of each year)

Form:	/X/ Book-Entry       /  / Certificated

Specified Currency:	Japanese Yen ("Yen")
	(If other than U.S. dollars)

Option to Receive Payments in Specified Currency:    /X/ Yes    /  / No
	(Applicable only if Specified Currency is other than U.S. dollars)

Authorized Denominations:	The Notes will be issued in denominations of
Yen 1,000,000 and integral multiples of Yen 1,000,000.

	(Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
	(Applicable only if other than immediately available funds)

Optional Redemption:	/X/The Notes cannot be redeemed prior to Stated
Maturity except as provided below under the heading "Redemption for Tax
Reasons".

	/ / The Notes can be redeemed prior to Stated Maturity.

Optional Redemption Dates:

	Redemption Prices:

	/  / The Redemption Price shall initially be              % of the
principal amount of the Note to be redeemed and shall decline at each
anniversary of the initial Optional Redemption Date by             % of the
principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

	/  / Other:

Sinking Fund:	/X/ The Notes are not subject to a Sinking Fund.

	/  / The Notes are subject to a Sinking Fund.

	Sinking Fund Dates:

	Sinking Fund Amounts:

Amortizing Note:			/  / Yes    /X/ No

Optional Repayment:		/  / Yes    /X/ No

	Optional Repayment Dates:

	Optional Repayment Prices:

Original Issue Discount Note:	/  / Yes    /X/ No

	Total Amount of OID:

	Yield to Stated Maturity:

	Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission:  .300% of the principal amount of the Notes

Net proceeds to Company (if sale to Agent as principal): 99.559% of the principal amount of the Notes

Agent's Capacity:		/  / Agent    /X/ Principal

Agents:
	Merrill Lynch International
	Morgan Stanley & Co. International Limited
	Bank of America International Limited
	Deutsche Bank AG London
	DKB International plc
	Goldman Sachs International
	Salomon Brothers International Limited
	Tokyo-Mitsubishi International plc


CUSIP:			580 13 MDJ0

ISIN Number:		US58013MDJ09

Common Code:		010890705

Plan of Distribution:	Merrill Lynch International and Morgan Stanley &
Co. International Limited are acting as joint bookrunners and representatives of the Agents, each of which has severally agreed to purchase the principal amount of the Notes set forth opposite its name below:

Agents                                             Principal Amount

Merrill Lynch International                        Yen 6,000,000,000
Morgan Stanley & Co. International Limited         Yen 6,000,000,000
Bank of America International Limited                Yen 500,000,000
Deutsche Bank AG London                              Yen 500,000,000
DKB International plc                                Yen 500,000,000
Goldman Sachs International                          Yen 500,000,000
Salomon Brothers International Limited               Yen 500,000,000
Tokyo-Mitsubishi International plc                   Yen 500,000,000
                                                  ------------------
                               Total:             Yen 15,000,000,000
                                                  ==================

	Notwithstanding the above, Merrill Lynch International and Morgan Stanley & Co. International Limited have jointly and severally agreed to purchase or cause to be purchased any Note which any defaulting Agent or Agents have agreed but failed or refused to purchase.

	The Notes will be represented by a single Permanent Global Note (the "Permanent Global Note") which will be deposited with The Depository Trust Company ("DTC"), as depositary, and registered in the name of Cede & Co. Holders may elect to hold interests in the Notes through either the DTC (in the United States) or Clearstream Banking S.A. (formerly Cedelbank) ("Clearstream, Luxembourg"), and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the DTC.

	Initial holders will be required to pay for the Notes in Japanese Yen. Merrill Lynch International and Morgan Stanley & Co. International Limited, as representatives of the Agents, are prepared to arrange for the conversion of U.S. dollars into Japanese Yen to facilitate payment for the Notes by U.S. purchasers. Each conversion will be made by Merrill Lynch International or Morgan Stanley & Co. International Limited on the terms and subject to the conditions, limitations and charges as Merrill Lynch International or Morgan Stanley & Co. International Limited may from time to time establish in accordance with their regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by the holder.

The Company will make payments on each Note in Japanese Yen, but holders of beneficial interests in the Permanent Global Note, other than Euroclear and Clearstream, Luxembourg, will receive payments in U.S. dollars unless they elect to receive payments in Japanese Yen. Such U.S. dollar payments will be converted by the paying agent as described in the following paragraph.

	The paying agent will determine the amount of any U.S. dollar payment based on the highest firm bid quotation, expressed in U.S. dollars, that it receives at approximately 11:00 a.m., London time two Business Days before the applicable payment date (if no rate is quoted on that date, the paying agent will use the last date on which the rate was quoted). To determine the highest quote, the paying agent will request quotes from three (or, if three are not available, then two) recognized foreign exchange dealers in London (which may include the Agents, their affiliates or the paying agent) for the purchase, and settlement on the applicable payment date, of the total amount of Japanese Yen then payable. The holder will be responsible for all currency exchange costs, such amount to be deducted from the U.S. dollar payments. If no bid quotations are available, the Company will make payments in Japanese Yen, unless Japanese Yen is unavailable due to the imposition of exchange controls or other circumstances beyond its control.
In that case, the Company will make payments as described under "Exchange Rates and Exchange Controls."

	The holder of a beneficial interest in the Permanent Global Note held through a participant of the DTC (other than Euroclear or Clearstream, Luxembourg) may elect to receive a payment or payments in Japanese Yen by notifying the DTC participant through which its Notes are held on or prior to the applicable Record Date of (1) the holder's election to receive all or a portion of the payment in Japanese Yen, and (2) wire transfer instructions to a Japanese Yen account located in Japan. DTC must be notified of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest, and (2) on or prior to the tenth New York Business Day after the Record Date for any payment of principal. DTC will notify the paying agent of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the Record Date for any payment of interest, and (2) on or prior to 5:00 p.m. New York City time on the twelfth New York Business Day after the Record Date for any payment of principal. If complete instructions are forwarded to DTC through DTC participants and by DTC to the paying agent on or prior to such dates, such holder will receive payment in Japanese Yen outside of DTC; otherwise, only U.S. dollar payments will be made by the paying agent to DTC.

The term "Business Day" means any day other than a Saturday or Sunday that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, London or Tokyo.

	The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to close.

	As of December 31, 1999, the Yen/U.S.$ rate of exchange was Yen 102.5/U.S.$1, and as of March 2, 2000, the Yen/U.S.$ rate of exchange was Yen 107.5/U.S.$1.

Redemption for Tax Reasons:

	The Notes may be redeemed at the option of the Company, as a whole but not in part, at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount of the Notes, together with accrued interest to the date fixed for redemption, if the Company determines that, as a result of, (a) any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the application, official interpretation, or enforcement of such laws, regulations or rulings, (b) any action taken by a taxing authority of the United States or any political subdivision or taxing authority thereof or therein which action is generally applied or is taken with respect to the Company, (c) a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof, whether or not such decision was rendered with respect to the Company, or (d) a technical advice memorandum or letter ruling issued by the National Office of the United States Internal Revenue Service on substantially the same facts as those pertaining to the Company which change, amendment, action, decision, memorandum, or letter ruling becomes effective on or after March 2, 2000, there is a substantial likelihood that the Company has or will become obligated to pay Additional Amounts with respect to the Notes as described herein under the heading "Payment of Additional Amounts" and such obligation cannot be avoided by the Company's taking reasonable measures available to it. Prior to the publication of any notice of redemption of the Notes pursuant to this Paragraph, the Company shall notify the Fiscal Agent of its intent to redeem.

	Notice of redemption will be given by the Company not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice.

	If the Company shall determine that any payment made outside the United States by the Company or any of its paying agents of principal of or interest on any Note or coupon would, under any present or future laws or regulations of the United States, be subject to any certification, identification, documentation, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company or any paying agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note or of any coupon who is not a United States person (other than such a requirement
(a) which would not be applicable to a payment made by the Company or any paying agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) which can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is not a United States person, provided that in each case referred to in clauses (a)(ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable to a payment made by at least one paying agent), the Company shall, at its election, either redeem the Notes, as a whole, at a redemption price equal to the redemption amount, together with accrued interest to the date fixed for redemption, or, if the conditions of the next paragraph are satisfied, pay the Additional Amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and publish prompt notice thereof (the "Determination Notice") stating the effective date of such certification, documentation, identification, information or other reporting requirement, whether the Company has elected to redeem the Notes or pay the Additional Amounts specified in the next paragraph and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If the Company elects to redeem the Notes, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice given to the Fiscal Agent at least 60 days prior to the date fixed for redemption. Notice of such redemption of the Notes will be given to the holders of the Notes not more than 60 nor less than 30 days prior to the date fixed for such redemption.
Notwithstanding the foregoing, the Company will not so redeem the Notes if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments on the Notes would not be subject to any such certification, identification, documentation, information or other reporting requirement, in which case the Company shall publish prompt notice of such determination and any earlier redemption notice will thereupon be revoked and of no further effect.

	If and so long as the certification, identification, documentation, information or other reporting requirement referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect to pay Additional Amounts as defined below in respect of such tax in lieu of effecting the redemption described above. If the Company elects to pay Additional Amounts pursuant to this Paragraph and the condition specified in the first sentence of this Paragraph should no longer be satisfied, then the Company shall redeem the Notes pursuant to the applicable provisions of the preceding paragraph.
The redemption amount paid by the Company pursuant to either of the two immediately preceding sentences shall not be reduced for applicable withholding taxes.

Payment of Additional Amounts:

	The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the holder of any Note or of any coupon who is not a United States person as may be necessary in order that every net payment of the principal of or interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon, or as a result of, such payment, will not be less than the amount provided for in such Note or coupon to be then due and payable. However, the Company will not be required to make any payment of Additional Amounts to any such holder for or on account of:

		(a)	any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being, or having been, engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by the holder of any such Note or coupon for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

		(b)	any estate, inheritance, gift, sales, transfer, personal
property or excise tax or any similar tax, assessment or other governmental charge;

		(c)	any tax, assessment or other governmental charge imposed by
reason of such holder's past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation related to the Company through stock ownership, private foundation or other tax exempt organization, in each case with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

		(d)	any tax, assessment or other governmental charge which is
payable otherwise than by withholding from payments on or in respect of any Note or coupon;

		(e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

		(f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note or coupon, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge
(including backup withholding);

		(g)	any tax, assessment or other governmental charge imposed by
reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

		(h)	any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall Additional Amounts be paid with respect to any payment in respect of a Note or coupon to a person who is not a United States person and who is a fiduciary or partnership or other than the sole beneficial owner of such Note or coupon to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note or coupon.

	As used herein, the term "United States person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United states federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more
United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia).

Clearing Systems:

	DTC advises that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform
Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for Clearstream, Luxembourg participants ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Agents. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

	Distributions with respect to Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for Euroclear participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

	The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

	Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

	Although the DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Clearance and Settlement Procedures:

	Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the DTC's rules and will be settled in immediately available funds using the DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

	Cross-market transfers between persons holding directly or indirectly through the DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants on the other, will be effected through the DTC in accordance with the DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the DTC.
Clearstream Participants and Euroclear Participants may not deliver instructions directly to the DTC.

	Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant of the DTC will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant of the DTC will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the DTC.

Exchange Rates and Exchange Controls:

	An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.
These risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies, including the Japanese Yen, have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Japanese Yen against the U.S. dollar would result in a decrease in the effective yield of such Note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to the holder on a U.S. dollar basis.

If payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to the Company or so used. The amount payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indentures.

Foreign Currency Judgements:

The Notes will be governed by and construed in accordance with the internal laws of the State of Illinois. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Selling Restrictions:

	Each Agent represents and agrees that it has not offered or sold and agrees that it will not offer or sell any Note directly or indirectly in Japan or to residents of Japan or for the benefit of any Japanese person (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale directly or indirectly in Japan or to any Japanese person except under circumstances that will result in compliance with any applicable laws, regulations and ministerial guidelines of Japan taken as a whole. Furthermore, in connection with the issuance of Notes denominated in Japanese Yen, the Company and each Agent agree to comply with all applicable laws, regulations and guidelines as amended from time to time of the Japanese governmental and regulatory authorities.

	Each Agent represents and agrees that no action has been taken or will be taken by the Agents that would permit a public offering of the Notes or possession or distribution of any offering material in relation to the Notes in any jurisdiction where action by the Company for that purpose is required unless the Company has agreed to such actions and such actions have been taken. Each Agent represents and agrees that it will not offer, sell or deliver any of the Notes or distribute any such offering material in or from any jurisdiction except under circumstances which will result in compliance with applicable laws and regulations and which will not impose any obligation on the Company. No Agent is authorized to give any information or make any representations in relation to the Notes other than those contained in the Prospectus and the Prospectus Supplement for the Notes. Each Agent represents and agrees that it will comply with all applicable laws and regulations known by it or that should have been known by it in each jurisdiction in which it purchases, offers or sells the Notes or possesses or distributes the Prospectus and the Prospectus Supplement or any other offering material and will obtain any consent, approval or permission required by it for the purchase offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and none of the Company or any other Agent shall have any responsibility therefore.

Tax Consequences to Non-United States Holders:

	As used herein, the term "non-United States holder" means a holder of a Note that is, for United Stated federal income tax purposes:

-	a nonresident alien individual,
-	a foreign corporation,
-	a nonresident alien fiduciary of a foreign estate or trust, or
-	a foreign partnership one or more of the members of which is, for
  United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

	Income and Withholding Tax

	Subject to the discussion of backup withholding below, under current United States federal income and estate tax law:

(a)	payments of principal and interest on a Note that is
beneficially owned by a non-United States holder will not be subject to withholding of United States federal income tax provided that:

-	(i) the beneficial owner does not actually or
constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person as defined above under the heading "Payment of Additional Amounts" and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from any interest, under penalties of perjury, that a withholding certificate (IRS Form W-8BEN) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the certificate;

-	the beneficial owner is entitled to the benefits of an
income tax treaty under which the interest is exempt from withholding of United States federal income tax and the beneficial owner of the Note or the owner's agent provides an IRS Form W-8BEN claiming the exemption; or

-	the beneficial owner conducts a trade or business in the
United States to which the interest is effectively connected and the beneficial owner of the Note or the owner's agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

		(b)	a non-United States holder will not be subject to United
States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c)	a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

With respect to the certification requirement referred to in subparagraph (a) above, for Notes held by a foreign partnership, under current law, the Form W-8BEN may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a non-United States holder holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States holder. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in subparagraph (a) above in order to meet the requirements set forth above. In addition, if a holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any Additional Amounts from the Company described above under the heading "Payment of Additional Amounts" with respect to that tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, United States information reporting requirements and backup withholding tax will not apply to payments made outside the United States by the Company or a paying agent (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) on a Note provided that the documentation described in paragraph (a) is provided and neither the Company nor any paying agent has actual knowledge that the holder is a United States person. Information reporting requirements and backup withholding tax will not apply to payments on a Note made outside the United States by a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner of such Note, provided that such custodian, nominee or agent (i) derives less than 50% of its gross income for a specified three-year period from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for United States federal income tax purposes and (iii) with respect to payments made after December 31, 2000, is neither a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business nor a foreign custodian that would be treated as a "withholding foreign partnership" or, in certain cases, a qualified intermediary under an agreement with the Internal Revenue Service. Payments on a Note made outside the United States to the beneficial owner thereof by a foreign office of any other custodian, nominee or agent will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such custodian, nominee, or agent has documentary evidence in its records that the beneficial owner is not a United States person or the beneficial owner otherwise establishes an exemption. Payments on a Note by the U.S. office of a custodian, nominee or other agent of the beneficial owner of such Note will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a foreign broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States holder and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States holders holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on a Note that is beneficially owned by a non-United States holder will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to the payee.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.